Curbline Properties LP

Curbline Properties Corp.

$200,000,000

$50,000,000 4.90% Guaranteed Senior Notes, Series 2025-C, due January 20, 2031

$150,000,000 5.13% Guaranteed Senior Notes, Series 2026-A, due January 20, 2033

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Note and Guaranty Agreement

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Dated as of November 12, 2025

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Schedule A	—	Defined Terms
Schedule 1(a)	—	Form of 4.90% Senior Note, Series 2025-C, due January 20, 2031
Schedule 1(b)	—	Form of 5.13% Senior Note, Series 2026-A, due January 20, 2033
Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Constituent Companies
Schedule 4.4(b)	—	Form of Opinion of Maryland Counsel for the Parent
Schedule 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Parent and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.10	—	Unencumbered Assets
Schedule 5.15	—	Existing Indebtedness
Schedule FGL	—	Financeable Ground Leases
Purchaser Schedule	—	Information Relating to Purchasers

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Curbline Properties LP

Curbline Properties Corp.

c/o Curbline Properties Corp.

320 Park Avenue, 27th Floor

New York, New York 10022

(e-mail: generalcounsel@curbline.com)

4.90% Guaranteed Senior Notes, Series 2025-C, due January 20, 2031

5.13% Guaranteed Senior Notes, Series 2026-A, due January 20, 2033

Dated as of November 12, 2025

To each of the Purchasers listed in

the Purchaser Schedule hereto:

Ladies and Gentlemen:

Curbline Properties LP, a Delaware limited partnership (the “Issuer”), and Curbline Properties Corp., a Maryland corporation (the “Parent,” and together with the Issuer, the “Constituent Companies” and individually, a “Constituent Company”), jointly and severally agree with each of the Purchasers as follows:

Section 1. Authorization of Notes

The Issuer will authorize the issue and sale of $200,000,000 aggregate principal amount of its Guaranteed Senior Notes, of which (a) $50,000,000 aggregate principal amount shall be its 4.90% Guaranteed Senior Notes, Series 2025-C, due January 20, 2031 (the “Series 2025-C Notes”) and (b) $150,000,000 aggregate principal amount shall be its 5.13% Guaranteed Senior Notes, Series 2026-A, due January 20, 2033 (the “Series 2026-A Notes”; the Series 2025-C Notes and the Series 2026-A Notes are hereinafter referred to collectively as the “Notes”). The Series 2025-C Notes and the Series 2026-A Notes shall be substantially in the forms set out in Schedule 1(a) and Schedule 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern.

Section 2. Sale and Purchase of Notes

Section 2.1. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closings provided for in Section 3, Notes in the principal amount and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2. Guaranty. The obligations of the Issuer hereunder and under the Notes are unconditionally and irrevocably guaranteed by the Parent pursuant to Section 13 (the “Parent Guaranty”).

Section 3. Execution; Closings.

The execution and delivery of this Agreement shall occur on November 12, 2025 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of ArentFox Schiff LLP, 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019. The sale and purchase of $28,000,000 aggregate principal amount of Series 2025-C Notes shall occur at 11:00 a.m., New York time, at a closing (the “First Closing”) on December 31, 2025. The sale and purchase of (a) $22,000,000 aggregate principal amount of Series 2025-C Notes and (b) $150,000,000 aggregate principal amount of Series 2026-A Notes shall occur at 11:00 a.m., New York time, at a closing (the “Second Closing” and, together with the First Closing, each a “Closing”) on January 20, 2026. At each Closing, the Issuer will deliver to each Purchaser the Notes of each series to be purchased by such Purchaser at such Closing in the form of a single Note of such series to be purchased by such Purchaser at such Closing (or such greater number of Notes of such series in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer to the account of the Issuer set forth in the funding instructions delivered by the Issuer pursuant to Section 4.10. If at a Closing the Issuer shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Issuer to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closings.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of each Constituent Company in this Agreement shall be correct on the Execution Date and at such Closing; provided that, with respect to (a) the First Closing, the Constituent Companies shall be permitted to make additions and deletions to one or both of Schedules 5.4 and 5.10 after the Execution Date but prior to the date of the First Closing and (b) the Second Closing, the Constituent Companies shall be permitted to make additions and deletions to one or both of Schedules 5.4 and 5.10 after the First Closing but prior to the date of the Second Closing, in each case so long as (1) the Constituent Companies shall have provided updated copies of the relevant Schedules to such Purchaser not later than five Business Days prior to the date of such Closing and (2) any such additions or deletions are in all respects reasonably satisfactory to such Purchaser.

Section 4.2. Performance; No Default. Each Constituent Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. From the Execution Date until such Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither Constituent Company or any Subsidiary shall have entered into any transaction since October 23, 2025 that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate of each Constituent Company. Each Constituent Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate of each Constituent Company. Each Constituent Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (1) the resolutions attached thereto and other partnership or corporate proceedings relating to the authorization, execution and delivery of the Notes (in the case of the Issuer) and this Agreement (in the case of each Constituent Company), (2) such Constituent Company’s organizational documents as then in effect and (3) the name, titles and true signatures of the officers of such Constituent Company authorized to sign the Notes being delivered at such Closing (in the case of the Issuer) and this Agreement (in the case of each Constituent Company) and the other documents to be delivered by such Constituent Company in connection with this Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (a) from King & Spalding LLP, counsel for the Constituent Companies, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Constituent Companies hereby instruct their counsel to deliver such opinion to the Purchasers), (b) from Venable LLP, special Maryland counsel for the Parent, covering the matters set forth in Schedule 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Parent hereby instructs its counsel to deliver such opinion to the Purchasers) and (c) from ArentFox Schiff LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of such Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the

Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Execution Date. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate of the Issuer certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes.

(a) Contemporaneously with such Closing, the Issuer shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.

(b) Prior to the Second Closing, the applicable Purchasers shall have purchased the Notes to be purchased by them at the First Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 16.1, the Constituent Companies shall have paid on or before the Execution Date and the date of such Closing the reasonable and documented fees and out-of-pocket charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(c) to the extent reflected in a statement of such counsel rendered to the Issuer at least one Business Day prior to such date.

Section 4.8. Private Placement Numbers. A Private Placement Number issued by Standard & Poor’s CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of the Notes.

Section 4.9. Changes in Corporate Structure. Neither Constituent Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. No Change in Control shall have occurred.

Section 4.10. Funding Instructions. At least five Business Days prior to the date of such Closing, each Purchaser purchasing Notes at such Closing shall have received written instructions signed by a Responsible Officer of the Issuer on letterhead of the Issuer directing the manner of the payment of the purchase price for the Notes to be purchased at such Closing and setting forth (a) the name and address of the transferee bank and the name, e-mail address and telephone number of a contact person at such bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for such Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five Business Days prior to the date of such Closing and (d) the name, e-mail address and telephone number of a Responsible Officer of the Issuer responsible for (1) verifying receipt of the funds and (2) verifying the information set forth in the instructions. Each Purchaser has the right, but not the obligation, upon written notice (which may be by e-mail) to the Issuer, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two Business Days prior to the date of the applicable Closing. If a Purchaser delivers a micro deposit, a Responsible Officer of the Issuer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the date of the applicable Closing. The Issuer shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes. At the request of any Purchaser (which may be by e-mail), an identifiable Responsible Officer of the Issuer shall confirm the written instructions by live videoconference made available to the Purchasers no later than two Business Days prior to the applicable Closing.

Section 4.11. Debt Rating. The Constituent Companies shall have delivered, or caused to be delivered, to such Purchaser (a) either evidence of a public rating or a Private Rating Letter, in either case, issued by an Acceptable Rating Agency setting forth the initial Debt Rating for each series of Notes and identifying each series by the Private Placement Number issued for such series by Standard & Poor’s CUSIP Global Services and (b) in the case of a Private Rating Letter, the related Private Rating Rationale Report with respect to such Debt Rating.

Section 4.12. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Constituent Companies.

Each Constituent Company represents and warrants to each Purchaser, on and as of the Execution Date and the date of each Closing, that:

Section 5.1. Organization; Power and Authority.

(a) The Issuer is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Issuer has the limited partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

(b) The Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof.

Section 5.2. Authorization, Etc.

(a) This Agreement and the Notes have been duly authorized by all necessary limited partnership action on the part of the Issuer, and this Agreement constitutes, and, upon execution and delivery thereof, the Notes will constitute, the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) This Agreement has been duly authorized by all necessary corporate action on the part of the Parent, and this Agreement constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Constituent Companies, through their agent, U.S. Bancorp Investments, Inc., have delivered to each Purchaser a copy of an Investor Presentation, dated October 10, 2025 (the “Investor Presentation”), relating to the transactions contemplated hereby. The Investor Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Parent and its Subsidiaries. This Agreement, the Investor Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Constituent Companies prior to October 23, 2025 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Investor Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”) (other than information of a general economic or industry nature), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that, with respect to projected and other forward looking financial information contained in the Disclosure Documents, the Constituent Companies represent only that such information was prepared in good faith based upon estimates and assumptions believed by each of them to be reasonable at the time made and no assurances are given that such projections will be realized and actual results may differ. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no change in the financial condition, operations, business or properties of the Parent or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to either Constituent Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4, as such Schedule may have been updated pursuant to Section 4.1, contains (except as noted therein) complete and correct lists of (1) the Parent’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock outstanding owned by the Parent and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (2) the Parent’s Investment Affiliates, showing, as to each Investment Affiliate, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock outstanding owned by the Parent and each of its Subsidiaries, (3) the Parent’s Affiliates, other than Subsidiaries and Investment Affiliates, and (4) the Parent’s and the Issuer’s directors and senior officers.

(b) All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4, as such Schedule may have been updated pursuant to Section 4.1, as being owned by the Parent and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent or another Subsidiary free and clear of any Lien other than Permitted Liens or as otherwise disclosed in Schedule 5.4, as such Schedule may have been updated pursuant to Section 4.1.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4, as such Schedule may have been updated pursuant to Section 4.1, and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Constituent Companies have delivered to each Purchaser copies of the financial statements of the Parent and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition and operations of the Parent and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and year-end adjustments). The Parent and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by (a) the Issuer of this Agreement and the Notes and (b) the Parent of this Agreement will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Constituent Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which either Constituent Company or any Subsidiary is bound or by which either Constituent Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either Constituent Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Constituent Company or any Subsidiary in any material respect.

Section 5.7. Governmental Authorizations, Etc. Other than those that have been obtained and remain in full force and effect, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Issuer of this Agreement or the Notes or (b) the Parent of this Agreement, other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the SEC.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of either Constituent Company, threatened against or affecting either Constituent Company or any Subsidiary or any property of either Constituent Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither Constituent Company nor any Subsidiary is (1) in default under any agreement or instrument to which it is a party or by which it is bound, (2) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (3) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes.

(a) The Parent and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for the filing of any such tax returns or the payment of any such taxes and assessments (a) the failure of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither Constituent Company knows of any basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. On the Execution Date, neither the Parent nor any of its Subsidiaries is under audit by the Internal Revenue Service for any of its previous tax years.

(b) The Parent is qualified to elect or has elected status as a real estate investment trust under section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Parent as a real estate investment trust. Each Subsidiary of the Parent is either (1) a “qualified REIT subsidiary” within the meaning of section 856(i) of the Code, (2) a “Taxable REIT Subsidiary” within the meaning of section 856(l) of the Code, (3) a partnership under Treasury Regulation section 301.7701-3 or (4) an entity disregarded as a separate entity from its owner under Treasury Regulation section 301.7701-3.

Section 5.10. Title to Property; Leases. The Parent and its Subsidiaries have good and sufficient title to (a) each of their respective Unencumbered Assets and (b) each other of their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent or any Subsidiary after such date (except as sold or otherwise disposed of in accordance with this Agreement or in the ordinary course of business), in each case free and clear of Liens other than Permitted Liens. Schedule 5.10, as such Schedule may have been updated pursuant to Section 4.1, is a complete and correct listing of all Unencumbered Assets. The Parent and its Subsidiaries are not party to any leases that, individually or in the aggregate, are Material and that are not in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc.

(a) The Parent and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the knowledge of each Constituent Company, no product or service of the Parent or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the knowledge of each Constituent Company, there is no Material violation by any Person of any right of the Parent or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent or any of its Subsidiaries.

Section 5.12. Compliance with Employee Benefit Plans.

(a) The Parent and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in Material liability, (1) neither the Parent nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA and (2) neither the Parent nor any Subsidiary has incurred any liability pursuant to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA). No event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Parent or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $100,000 in the case of any single Plan and by more than $100,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Parent and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Parent’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Constituent Companies to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) The Parent and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Constituent Companies. Neither Constituent Company or anyone acting on its behalf has offered the Notes, the Parent Guaranty or any similar Securities for sale to, or solicited any offer to buy the Notes, the Parent Guaranty or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Notes and the Parent Guaranty at a private sale for investment. Neither Constituent Company or anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the delivery of the Parent Guaranty to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue-sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Issuer will apply the proceeds of the sale of the Notes as set forth in the Investor Presentation. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Issuer and its Subsidiaries and the Issuer does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent and its Subsidiaries as of November 6, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guarantee Obligation thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent or its Subsidiaries. Neither the Parent nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent or such Subsidiary the outstanding principal amount of which exceeds $1,000,000 and no event or condition exists with respect to any Indebtedness of the Parent or any Subsidiary the outstanding principal amount of which exceeds $1,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Parent nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness other than Permitted Liens.

(c) Neither the Parent nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent, the Issuer or any Subsidiary Guarantor, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the Parent nor any Controlled Entity (1) is a Blocked Person, (2) has been notified that its name appears or may in the future appear on a State Sanctions List or (3) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Parent nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to either Constituent Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(1) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Parent or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (ii) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (iii) otherwise in violation of any U.S. Economic Sanctions Laws;

(2) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(3) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Parent has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. Neither the Parent nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters.

(a) Neither the Parent nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Parent or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Parent nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Parent nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Parent nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all real properties now owned, leased or operated by the Parent or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Unencumbered Assets. Each of the Projects listed on Schedule 5.10, as such Schedule may have been updated pursuant to Section 4.1, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.

Section 6. Representations of the Purchasers.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

Section 6.2. Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Constituent Companies and received answers concerning the terms and conditions of the sale of the Notes.

Section 6.3. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Issuer in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Section VI(b) of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption), it is not ineligible pursuant to Section 1(g) of the QPAM Exemption, no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and Section I(k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Issuer that would cause the QPAM and the Issuer to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund have been disclosed to the Issuer in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Issuer and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Constituent Companies.

Section 7.1. Financial and Business Information. The Constituent Companies shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Parent is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), copies of,

(1) an unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and

(2) unaudited consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case (commencing with the fiscal quarter ending March 31, 2026) in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Quarterly Supplements — within 60 days (or such shorter period as is the date by which such financial supplements and schedules are required to be delivered under any Material Credit Facility or the date on which such corresponding financial supplements and schedules are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), a copy of the Parent’s quarterly financial supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Required Holders, all certified by a Senior Financial Officer of the Parent: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and, upon request from such Purchaser or holder, an asset schedule listing all consolidated assets and their net operating income for the trailing twelve-month period, with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;

(c) Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Parent is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent, copies of,

(1) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year, and

(2) consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(d) Annual Asset Schedule — within 105 days (or such shorter period as is the date by which such schedule is required to be delivered under any Material Credit Facility or the date on which such schedule is delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent, an asset schedule listing all consolidated assets and their net operating income for the trailing twelve-month period, with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;

(e) SEC and Other Reports — except for Form 10-K filings and Form 10-Q filings referred to in Section 7.1(a) and Section 7.1(c), respectively, promptly upon their becoming available, one copy of (1) each financial statement, report, notice, proxy statement or similar document sent by the Parent or any Subsidiary (i) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (ii) to its public Securities holders generally, and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Parent or any Subsidiary with the SEC;

(f) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer of either Constituent Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Constituent Companies are taking or propose to take with respect thereto;

(g) Employee Benefits Matters — promptly, and in any event within ten Business Days after a Responsible Officer of either Constituent Company becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Execution Date;

(2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent or any ERISA Affiliate of a notice from a Multiemployer Plan to which the Parent or any ERISA Affiliate has liability that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(3) any event, transaction or condition that could result in the incurrence of any liability by the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(4) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(h) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(i) Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for any series of Notes (to the extent such Debt Rating is not a public rating); and

(j) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent or any of its Subsidiaries (including actual copies of the Parent’s Form 10‑Q and Form 10‑K) or relating to the ability of either Constituent Company or any Subsidiary Guarantor to perform its obligations hereunder, under the Notes and/or under its Subsidiary Guaranty as from time to time may be reasonably requested by such Purchaser or holder of a Note.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(c) shall be accompanied by a certificate of a Senior Financial Officer of the Parent:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Constituent Companies were in compliance with the requirements of Section 10.6 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Parent or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Constituent Companies shall have taken or propose to take with respect thereto; and

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries, if any, that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.9 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. Each Constituent Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to such Constituent Company, to visit the principal executive office of such Constituent Company, to discuss the affairs, finances and accounts of such Constituent Company and its Subsidiaries with such Constituent Company’s officers, and (with the consent of such Constituent Company, which consent will not be unreasonably withheld) its independent public accountants (and the Company shall promptly organize any such discussions with such accountants and have the right to be present thereat), and (with the consent of such Constituent Company, which consent will not be unreasonably withheld) to visit the other offices and, to the extent that any such right to visit is within the control of such Person and subject to the rights of tenants in possession, properties of such Constituent Company and each of its Subsidiaries, all during normal business hours and at such reasonable times and intervals as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of such Constituent Company to visit and inspect any of the offices or properties of such Constituent Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Constituent Company authorizes said accountants to discuss the affairs, finances and accounts of such Constituent Company and its Subsidiaries), all at such times and as often as may be requested; provided, that neither Constituent Company nor any of its Subsidiaries will be required hereby to provide any information or disclose any materials (1) constituting attorney work product or the disclosure of which would result in the loss of attorney-client or similar privilege, (2) to the extent that such Person has determined after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law without making public disclosure thereof, or (3) that would result in the breach of any binding contractual obligation with a non-Affiliate and not entered into in contemplation of this clause (3), provided that such Person shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by a Constituent Company pursuant to Sections 7.1(a), (b), (c), (d) or (e) and Section 7.2 shall be deemed to have been delivered if such Constituent Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(c) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any supplement or other information required under Section 7.1(b), Section 7.1(d) or Section 7.1(e) are delivered to each Purchaser or holder of a Note by e-mail at the

e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Constituent Companies;

(b) the Constituent Companies shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(c), as the case may be, with the SEC on EDGAR and shall have made such form available on its home page on the internet, which is located at http://curbline.com as of the Execution Date;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(c) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any supplement or other information required under Section 7.1(b), Section 7.1(d) or Section 7.1(e)(1) are timely posted by or on behalf of the Constituent Companies on their home page on the internet or on Intralinks or on any other similar website to which each Purchaser and holder of Notes has free access; or

(d) the Constituent Companies shall have timely filed any of the items referred to in Section 7.1(e)(2) with the SEC on EDGAR;

provided however, that in no case shall access to such financial statements or supplements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Constituent Companies shall have given each Purchaser and holder of a Note prior written notice, except to the extent the relevant periodic information has been filed with the SEC on EDGAR, which may be by e-mail or in accordance with Section 19, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive copies of such forms, financial statements, other information and Officer’s Certificates by e-mail, the Constituent Companies will promptly e-mail them to such Purchaser or holder, provided, however, that so long as the Constituent Companies have otherwise complied with the requirements of this Section 7, failure to send e-mailed copies pursuant to such a request within the time required by this particular provision of this Section 7 shall not constitute a Default or Event of Default hereunder.

Section 8. Payment and Prepayment of the Notes.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Issuer may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Issuer will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Issuer and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each

Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Issuer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Issuer shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Issuer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Issuer will not, and will not permit any of its Affiliates to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Issuer or one of its Affiliates pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Issuer shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Issuer will promptly cancel all Notes acquired by it or any of its Affiliates pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section

8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (1) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (i) closest to and greater than such Remaining Average Life and (ii) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (A) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (B) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Offer to Prepay Notes in the Event of a Change in Control.

(a) Notice of Change in Control. The Constituent Companies will, within 10 Business Days after any Responsible Officer of either thereof has knowledge of the occurrence of any Change in Control give written notice of such Change in Control to each holder of Notes and such notice shall contain and constitute an offer by the Issuer to prepay Notes as described in Section 8.7(b) and shall be accompanied by the certificate described in Section 8.7(e).

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.7(a) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, Notes held by each holder on a date specified in such offer (the “Change in Control Proposed Prepayment Date”), which date shall be a Business Day not less than 30 days and not more than 60 days after the date of such offer (or if the Change in Control Proposed Prepayment Date shall not be specified in such offer, the Change in Control Proposed Prepayment Date shall be the Business Day nearest to the 45th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Issuer at least 20 days prior to the Change in Control Proposed Prepayment Date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes but without any Make-Whole Amount. The prepayment shall be made on the Change in Control Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the

Issuer and dated the date of such offer, specifying (1) the Change in Control Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 8.7 and that failure by a holder to respond to such offer by the deadline established in Section 8.7(c) shall result in such offer to such holder being deemed rejected, (3) the principal amount of each Note offered to be prepaid, (4) the interest that would be due on each Note offered to be prepaid, accrued to the Change in Control Proposed Prepayment Date, (5) that the conditions of this Section 8.7 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control.

(f) Change in Control Defined. “Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all Securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the then issued and outstanding voting Capital Stock of the Parent.

Section 8.8. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9. Affirmative Covenants.

From the Execution Date until the First Closing and thereafter, so long as any of the Notes are outstanding, the Constituent Companies covenant that:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, each Constituent Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Projects and properties, reasonably necessary for the continuous operation of the Projects and properties, in good repair, working order and condition (other than (a) ordinary wear and tear, (b) condemnation, casualty or similar events, or (c) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), provided that this Section 9.3 shall not prevent either Constituent Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Projects or properties if such discontinuance is desirable in the conduct of its business and the Constituent Companies have concluded that such discontinuance would not, individually or in the aggregate. reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. Each Constituent Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either Constituent Company or any Subsidiary, provided that neither Constituent Company or any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by such Constituent Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and a Constituent Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Constituent Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, each Constituent Company will at all times preserve and keep its limited partnership or corporate existence in full force and effect. Subject to Sections 10.2, each Constituent Company will at all times preserve and keep in full force and effect the corporate or other legal entity existence of each of its Subsidiaries (unless merged into a Constituent Company or a Wholly-Owned Subsidiary) and all rights and franchises of each Constituent Company and its Subsidiaries unless, in the good faith judgment of the Constituent Companies, the termination of or failure to preserve and keep in full force and effect such corporate or other legal entity existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Constituent Company or such Subsidiary, as the case may be. Each Constituent Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each Constituent Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each Constituent Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Maintenance of Status. The Parent will at all times (a) remain a corporation listed and in good standing on either the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ), and (b) beginning with its taxable year ended December 31, 2024 (for which it intends to timely file a form 1120-REIT tax return), maintain its status as a “real estate investment trust” in compliance with all applicable provisions of the Code relating to such status.

Section 9.8. Ownership.

(a) The Parent will at all times own and control, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer.

(b) The Parent or a Wholly-Owned Subsidiary of the Parent will at all times be the sole general partner of the Issuer and have the sole and exclusive power to exercise all management and control over the Issuer.

Section 9.9. Subsidiary Guarantors.

(a) The Parent will cause each of its Subsidiaries (other than the Issuer) that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(1) enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Issuer pursuant to the Notes (whether for principal, interest, Make-Whole Amount, if any, or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Constituent Companies hereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Constituent Companies of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by them (a “Subsidiary Guaranty”); and

(2) deliver the following to each holder of a Note:

(i) an executed counterpart of such Subsidiary Guaranty;

(ii) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1(b), 5.2(b), 5.6(b) and 5.7(b) of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Parent and this Agreement);

(iii) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(iv) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b) At the election of the Parent and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.9 may be discharged from all of its obligations and liabilities under such Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (1) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under such Subsidiary Guaranty) under such Material Credit Facility, (2) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall have occurred and be continuing, (3) no amount is then due and payable under any Subsidiary Guaranty, (4) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (5) each holder shall have received a certificate of a Responsible Officer of the Parent certifying as to the matters set forth in clauses (1) through (4).

Section 9.10. Rating on the Notes.

(a) The Constituent Companies will at all times maintain a Debt Rating for each series of Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating for a series of Notes maintained pursuant to clause (a) above is not a public rating, the Constituent Companies will provide to each holder of a Note of such series (1) at least annually (on or before each anniversary of the date of the Closing for such series of Notes and dated in the same calendar year as such anniversary) and (2) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of any series of Notes, the Constituent Companies will use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Although it will not be a Default or an Event of Default if the Constituent Companies fail to comply with any provision of Section 9 on or after the Execution Date and prior to the First Closing, if such a failure occurs and is continuing, then any of the Purchasers may elect not to purchase the Notes on the date of the First Closing that is specified in Section 3.

Section 10. Negative Covenants

From the Execution Date until the First Closing and thereafter, so long as any of the Notes are outstanding, the Constituent Companies covenant that:

Section 10.1. Transactions with Affiliates. Neither Constituent Company will, nor will it permit any of its Subsidiaries to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Constituent Company or a Wholly-Owned Subsidiary), except on fair and reasonable terms no less favorable to such Constituent Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2. Merger, Consolidation, Etc.

(a) Neither Constituent Company will, nor will it permit any of its Subsidiaries to, (1) merge, consolidate, reorganize or liquidate, in each case, impacting the Parent, the Issuer, any Subsidiary Guarantor, or all or substantially all of the Projects of the Parent and its Wholly-Owned Subsidiaries taken as a whole, or (2) transfer or otherwise dispose of all or substantially all of the Projects of the Parent and its Wholly-Owned Subsidiaries, taken as a whole, except for, in each case, (i) such transactions that occur between the Parent and the Issuer, transactions between or among Wholly-Owned Subsidiaries or transactions between or among the Parent, the Issuer and/or one or more Wholly-Owned Subsidiaries, (ii) mergers solely to change the jurisdiction of organization of a Subsidiary (other than the Issuer), (iii) transactions in which a Subsidiary or the Issuer is the survivor and (iv) as otherwise approved in advance by the Required Holders; provided, however, that in each case (A) if the Parent or the Issuer is a party to any such transaction, the Parent or the Issuer, as applicable, shall survive such transaction and (B) if a Subsidiary Guarantor is a party to any such transaction, such Subsidiary Guarantor shall either survive such transaction or be released from its obligations under its Subsidiary Guaranty in accordance with Section 9.9(b). Neither Constituent Company will reorganize itself under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

(b) Without the prior written consent of the Required Holders, neither Constituent Company will, nor will it permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of their respective Properties or Projects if a Default has occurred and is continuing.

(c) The Constituent Companies will deliver to each Purchaser and each holder of the Notes prior written notice of the sale, transfer or other disposition of an Unencumbered Asset in a single transaction for consideration in excess of 10% of the Consolidated Market Value of the Parent and its Subsidiaries as of the most recently ended fiscal quarter together with a certificate of a Senior Financial Officer of the Parent certifying that the Parent will be in compliance with the financial covenants set forth in Section 10.6 on a pro-forma basis using the most recent quarterly financial statements then available after giving effect to the proposed transaction.

Section 10.3. Line of Business. Neither Constituent Company will, nor will it permit any of its Subsidiaries to, undertake any business other than the acquisition, development, ownership, management, operation, leasing and disposition of retail, office, residential or industrial properties, ancillary businesses reasonably related to such types of properties, businesses incidental thereto and any other investments or dispositions not prohibited by this Agreement.

Section 10.4. Economic Sanctions, Etc. Neither Constituent Company will, nor will it permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (1) would cause any Purchaser or holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5. Financial Undertakings. Neither Constituent Company will, nor will it permit any of its Subsidiaries to, enter into or remain liable upon any Financial Undertaking, other than (a) Financial Contracts entered into for the purpose of hedging foreign currency risk or interest rate exposure associated with the Issuer and its Subsidiaries’ operations and not for speculative purposes and (b) to the extent constituting a Financial Contract, convertible or exchangeable notes or similar instruments issued by the Parent or its Subsidiaries evidencing Indebtedness (such notes or similar instruments, “Convertible Notes”) that include an option or requirement to convert or exchange such instrument, in whole or in part, into or for Capital Stock of the Parent at a future date and that may be discharged, converted, exchanged, prepaid, repurchased or redeemed by (1) delivery of Parent’s Capital Stock and/or (2) payments in cash, in whole or in part, so long as, at the time of the issuance of such Convertible Notes and after giving pro forma effect thereto, the Parent is in compliance with the financial covenants set forth in Section 10.6 with respect to the fiscal period most recently ended for which financial statements were required to be delivered under this Agreement.

Section 10.6. Financial Covenants. The Parent on a consolidated basis with its Subsidiaries will not permit, as of the last day of any fiscal quarter ending after the Execution Date (provided that only the Parent’s Ownership Share of the financial attributes of a non-Wholly-Owned Subsidiary shall be considered when determining compliance with the following covenants):

(a) Consolidated Outstanding Indebtedness to exceed 60% of Consolidated Market Value; provided that, for the purpose of calculating such ratio, Consolidated Outstanding Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Outstanding Indebtedness included in such calculation;

(b) Consolidated Secured Indebtedness to exceed 35% of Consolidated Market Value; provided that, for the purpose of calculating such ratio, Consolidated Secured Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Secured Indebtedness included in such calculation;

(c) the Value of Unencumbered Assets to be less than 1.67 times the Consolidated Unsecured Indebtedness; provided that, for the purpose of calculating such ratio, Consolidated Unsecured Indebtedness shall be adjusted by deducting the amount of Restricted Cash Collateral with respect to any Consolidated Unsecured Indebtedness included in such calculation;

(d) Consolidated Cash Flow to be less than 1.50 times Fixed Charges, based on the most recently ended four fiscal quarters;

(e) Unencumbered Adjusted NOI to be less than 1.75 times Consolidated Unsecured Interest Expense, based on the most recently ended four fiscal quarters.

Anything in clause (b) of this Section 10.6 to the contrary notwithstanding, the Constituent Companies will not, and will not permit any Subsidiary to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any Guarantee Obligation delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Constituent Companies and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Notwithstanding anything herein to the contrary, all calculations to determine compliance with the above financial covenants shall exclude values, including Indebtedness, assets, liabilities, income, revenues and expenses, attributable to any Project owned by a member of the Consolidated Group or an Investment Affiliate if (1) a receiver, custodian, trustee, examiner, liquidator or similar official has been appointed for such Project, (2) the Indebtedness encumbering or attributable to such Project is Nonrecourse Indebtedness, and (3) no recourse event has been triggered and is continuing under any guaranty or indemnity agreement of a member of the Consolidated Group or an Investment Affiliate related to such Nonrecourse Indebtedness as a result of any of the events described in clause (1) of this paragraph which has not been waived in writing by the holder of such Nonrecourse Indebtedness or with respect to which the holder of such Nonrecourse Indebtedness has not otherwise agreed in writing to forbear from enforcing or exercising its rights under such guaranty or indemnity agreement (but only for so long as such waiver or forbearance continues), provided, further, however, that in no event shall this paragraph be deemed or construed to exclude any Project, member of the Consolidated Group or Investment Affiliate from any covenants, requirements or obligations of such entities set forth in any other Section of this Agreement. The aggregate amount of such members of the Consolidated Group and Investment Affiliates’ pro rata share of all such Nonrecourse Indebtedness encumbering or attributable to all such Projects excluded from calculations to determine compliance with the above financial covenants shall not exceed $150,000,000.

Section 10.7. Restricted Payments. If a Specified Default has occurred and is continuing, the Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (a) dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (b) Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of either Constituent Company or their respective Subsidiaries in the ordinary course of business, or (c) dividends and distributions by the Parent to its shareholders in an amount not to exceed the minimum amount necessary for Parent to maintain its tax status as a real estate investment trust, as reasonably determined by the Parent.

Although it will not be a Default or an Event of Default if the Constituent Companies fail to comply with any provision of Section 10 on or after the Execution Date and prior to the First Closing, if such a failure occurs and is continuing, then any of the Purchasers may elect not to purchase the Notes on the date of the First Closing that is specified in Section 3.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Issuer defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Issuer defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(f) or Section 10; or

(d) either Constituent Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of either Constituent Company obtaining actual knowledge of such default and (2) a Constituent Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (1) any representation or warranty made in writing by or on behalf of a Constituent Company or by any officer of a Constituent Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (2) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (1) either Constituent Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Nonrecourse Indebtedness) that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any applicable period of grace or cure provided with respect thereto (provided that the failure to pay any such Indebtedness shall not constitute an Event of Default so long as a Constituent Company or the applicable Subsidiary is diligently contesting the payment of the same by appropriate legal proceedings and such Constituent Company or the applicable Subsidiary shall have set aside, in a manner reasonably satisfactory to the Required Holders, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome), or (2) either Constituent Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than Nonrecourse Indebtedness) in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (i) either Constituent Company or any Subsidiary has become obligated to purchase or repay Indebtedness (other than Nonrecourse Indebtedness) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment), or (ii) one or more Persons have the right to require either Constituent Company or any Subsidiary so to purchase or repay such Indebtedness; provided that in the case of Indebtedness that is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, (x) to the extent that the Recourse Indebtedness been paid in full or otherwise irrevocably satisfied, such Indebtedness shall be considered Nonrecourse Indebtedness, and (y) only the portion of any Indebtedness that is Recourse Indebtedness shall be counted against the $50,000,000 figure set forth in clauses (1), (2) and (3) hereof; or

(g) either Constituent Company, any Subsidiary Guarantor or any Material Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated, or (6) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by either Constituent Company, any Subsidiary Guarantor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Constituent Company, any Subsidiary Guarantor or any Material Subsidiary, or any such petition shall be filed against either Constituent Company, any Subsidiary Guarantor or any Material Subsidiary and such petition shall not be dismissed or stayed within 90 days; or

(i) one or more final judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Constituent Companies and their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if any event (individually or in the aggregate) described in the following clauses (1) through (9) occurs and would reasonably be expect to have a Material Adverse Effect: (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (4) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (5) the Parent or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to a Plan, (6) the Parent or any ERISA Affiliate withdraws from any Multiemployer Plan, (7) either Constituent Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Constituent Company or any Subsidiary thereunder, (8) either Constituent Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (9) either Constituent Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans. As used in this Section 11(j), the term “employee welfare benefit plan” shall have the meaning assigned to such term in section 3 of ERISA; or

(k) any Subsidiary Guaranty shall cease to be in full force and effect against any Subsidiary Guarantor, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty against any Subsidiary Guarantor, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to either Constituent Company described in Section 11(g) or (h) (other than an Event of Default described in clause (1) of Section 11(g) or described in clause (6) of Section 11(g) by virtue of the fact that such clause encompasses clause (1) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Issuer, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the applicable Default Rate) and (y) the Make-Whole Amount, if any, determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Constituent Companies under Section 16, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13. Guaranty.

Section 13.1. The Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to each holder of a Note (a) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, Make-Whole Amount, if any, and interest (including any interest accruing after the commencement of any proceeding in bankruptcy and any additional interest that would accrue but for the commencement of such proceeding) on the Notes and all other obligations of the Issuer under this Agreement and (b) the full and prompt performance and observance by the Issuer of each and all of the obligations, covenants and agreements required to be performed or observed by the Issuer under the terms of this Agreement and the Notes (all the foregoing being hereinafter collectively called the “Obligations”). The Parent further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Section 13 notwithstanding any extension or renewal of any Obligation.

Section 13.2. Waiver of Defenses. The Parent waives presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. The Parent waives notice of any default under this Agreement, the Notes or the other Obligations. The obligation of the Parent hereunder shall not be affected by (a) the failure of any holder of a Note to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Subsidiary Guarantor) under this Agreement, the Notes, any Subsidiary Guaranty or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes, any Subsidiary Guaranty or any other agreement; (d) the acceptance of any security or guaranty (including any Subsidiary Guaranty) by any holder of a Note for the Obligations or any of them; (e) the release of any security or guaranty (including any Subsidiary Guaranty) held by any holder of a Note for the Obligations or any of them; (f) the release of the Issuer, any Subsidiary Guarantor or any other Person from its liability with respect to the Obligations; (g) any act or failure to act with regard to the Obligations; (h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedure affecting the Issuer, any Subsidiary Guarantor or any other Person or any of the assets of any of them, or any allegation or contest of the validity of this Agreement, the Notes, any Subsidiary Guaranty or any other agreement or the disaffirmance of this Agreement or the Notes or any Subsidiary Guaranty or any other agreement in any such proceeding; (i) the invalidity or unenforceability of this Agreement, the Notes, any Subsidiary Guaranty or any other agreement; (j) the impossibility or illegality of performance on the part of the Issuer, any Subsidiary Guarantor or any other Person of its obligations under the Notes, this Agreement, any Subsidiary Guaranty or any other instrument or agreement; (k) in respect of the Issuer, any Subsidiary Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Issuer, any Subsidiary Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, pandemics, embargoes, wars (whether or not declared), acts of terrorists, civil commotions, acts of God or the public enemy, delays or failures of suppliers or carriers, inability to obtain materials, action of any Governmental Authority, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Issuer, any Subsidiary Guarantor or any other Person and whether or not of the kind above specified; or (l) any change in the ownership of the Issuer.

It being understood that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Section 13.2 that the obligations of the Parent shall be absolute, unconditional and irrevocable and shall not be discharged, impaired or varied except by the payment of the Obligations and then only to the extent of such payment.

Section 13.3. Guaranty of Payment. The Parent further agrees that the guaranty contained in this Section 13 constitutes a guaranty of payment when due (and not a guaranty of collection) and waives any right to require that any resort be had by any holder of a Note to any other Person or to any security held for payment of the Obligations.

Section 13.4. Guaranty Unconditional. The obligations of the Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent herein shall not be discharged or impaired or otherwise affected by the failure of any holder of a Note to assert any claim or demand or to enforce any remedy under this Agreement, the Notes, any Subsidiary Guaranty or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent or would otherwise operate as a discharge of the Parent as a matter of law or equity.

Section 13.5. Reinstatement. The Parent further agrees that the guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored by any holder of a Note upon the bankruptcy or reorganization of the Issuer or otherwise.

Section 13.6. Payment on Demand. In furtherance of the foregoing and not in limitation of any other right which any holder of a Note has at law or in equity against the Parent by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Parent hereby promises to and shall, upon receipt of written demand by any holder of a Note, forthwith pay, or cause to be paid, in cash, to the holders an amount equal to the sum of (a) the unpaid amount of such Obligations then due and owing and (b) accrued and unpaid interest on such Obligations then due and owing.

The Parent acknowledges and agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Issuer shall default under the terms of a Note or this Agreement and that notwithstanding recovery hereunder for or in respect of any given Default or Event of Default, the guaranty contained in this Section 13 shall remain in full force and effect and shall apply to each and every subsequent Default or Event of Default.

Section 13.7. Stay of Acceleration. The Parent further agrees that, as between itself, on the one hand, and the holders of the Notes, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Agreement for the purposes of the guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (b) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent for the purposes of this guaranty.

Section 13.8. No Subrogation. Notwithstanding any payment or payments made by the Parent hereunder, the Parent shall not be entitled to be subrogated to any of the rights of any holder of a Note against the Issuer or any collateral security or guaranty or right of offset held by any holder for the payment of the Obligations, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from the Issuer or any Subsidiary Guarantor in respect of payments made by the Parent hereunder, until all amounts owing to the holders of the Notes by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to the Parent on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Parent in trust for the holders of the Notes, segregated from other funds of the Parent, and shall, forthwith upon receipt by the Parent, be turned over to the holders of the Notes in the exact form received by the Parent (duly indorsed by the Parent to the holders of the Notes, if required), to be applied against the Obligations.

Section 13.9. Marshalling. No holder of a Note shall be under any obligation: (a) to marshal any assets in favor of the Parent or in payment of any or all of the liabilities of the Issuer under or in respect of the Notes and this Agreement or the obligations of the Parent hereunder or (b) to pursue any other remedy that the Parent may or may not be able to pursue itself and that may lighten the Parent’s burden, any right to which the Parent hereby expressly waives.

Section 13.10. Transfer of Notes. All rights of any holder of a Note under this Section 13 shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note held by such holder whether with or without the consent of or notice to the Parent under this Section 13.

Section 13.11. Consideration. The Parent has received, or shall receive, direct or indirect benefits from the making of this guaranty.

Section 14. Registration; Exchange; Substitution of Notes.

Section 14.1. Registration of Notes. The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Constituent Companies shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 19(3)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.

Section 14.3. Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer (all as specified in Section 19(3)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15. Payments on Notes.

Section 15.1. Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 14.2. The Issuer will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 15.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Issuer, or to such other Person as may be reasonably requested by the Issuer, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Issuer necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Issuer to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payment made to such holder. Nothing in this Section 15.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Issuer is required to obtain such information under FATCA and, in such event, the Issuer shall treat any such information it receives as confidential.

Section 16. Expenses, Etc.

Section 16.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Constituent Companies will pay all reasonable and documented costs and out-of-pocket expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including:

(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of either Constituent Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000 per series of Notes. If required by the NAIC, each Constituent Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Constituent Companies will pay, and will save each Purchaser and each other holder of a Note harmless from, (1) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (2) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (3) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuer, other than any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the gross negligence or willful misconduct of such holder.

Section 16.2. Certain Taxes. The Constituent Companies agree to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where either Constituent Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Constituent Companies pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Constituent Companies hereunder.

Section 16.3. Survival. The obligations of the Constituent Companies under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 17. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of a Constituent Company pursuant to this Agreement shall be deemed representations and warranties of such Constituent Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Constituent Companies and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18. Amendment and Waiver.

Section 18.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Constituent Companies and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, 13 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (1) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (i) interest on the Notes or (ii) the Make-Whole Amount, if any, on the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 at either Closing upon the satisfaction of the conditions such Closing that appear in Section 4, or (3) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 18 or 21.

Section 18.2. Solicitation of Holders of Notes.

(a) Solicitation. The Constituent Companies will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Constituent Companies will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Constituent Companies will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (1) a Constituent Company, (2) any Subsidiary or any other Affiliate or (3) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with a Constituent Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 or any Subsidiary Guaranty applies equally to all Purchasers and all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Constituent Companies without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Constituent Companies and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or the Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 18.4. Notes Held by Constituent Companies, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by a Constituent Company or any of its Affiliates shall be deemed not to be outstanding.

Section 19. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by posting to Intralinks, or a similar service reasonably acceptable to the Required Holders, to which each Purchaser and holder of Notes has free access, if the sender on the same day sends or causes to be sent notice of such posting by electronic mail. Any such notice must be sent:

(1) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Constituent Companies in writing,

(2) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Constituent Companies in writing, or

(3) if to either Constituent Company, to such Constituent Company at its address set forth at the beginning hereof to the attention of c/o Curbline Properties Corp., 320 Park Avenue, 27th Floor, New York, NY 10022, Attention: Conor Fennerty, cfennerty@curbline.com; with a copy to Curbline Properties Corp., 320 Park Avenue, 27th Floor, New York, NY 10022, Attention: Lesley Solomon, lsolomon@curbline.com, or at such other address as such Constituent Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Section 20. Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Execution Date or at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Constituent Companies agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit either Constituent Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21. Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of a Constituent Company or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of a Constituent Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by a Constituent Company or any of its Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (3) any other holder of any Note, (4) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (5) any Person from which it offers to purchase any Security of a Constituent Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by a Constituent Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Constituent Companies embodying this Section 21.

In the event that as a condition to receiving access to information relating to a Constituent Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Constituent Companies, this Section 21 shall supersede any such other confidentiality undertaking.

Section 22. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Constituent Companies, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Constituent Companies of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 23. Miscellaneous.

Section 23.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither Constituent Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Purchaser and holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 23.2. Accounting Terms; Divisions.

(a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by a Constituent Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b) For all purposes of this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (1) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (2) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

Section 23.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 23.5. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and all documents relating hereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating hereto (other than the Notes) by facsimile, e-mail or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating hereto (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Constituent Companies, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or to any documents relating hereto, the Constituent Companies hereby agree to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 23.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.7. Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Constituent Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Constituent Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Constituent Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each Constituent Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Constituent Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against a Constituent Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Constituent Companies.

Very truly yours,

Curbline Properties LP

By /s/ Conor Fennerty

Name: Conor Fennerty

Title: Executive Vice President, Chief

Financial Officer and Treasurer

Curbline Properties Corp.

By /s/ Conor Fennerty

Name: Conor Fennerty

Title: Executive Vice President, Chief

Financial Officer and Treasurer

[Signature Page to Not eand Guaranty Agreement]

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

American General Life Insurance Company

By: Corebridge Institutional Investments (U.S.), LLC, as Investment Adviser

By: /s/ Guillermo Sanchez-Guzman

Name: Guillermo Sanchez-Guzman

Title: Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York

domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By: /s/ Greg Miller

Name: Greg Miller

Title: Senior Director

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Nationwide Life and Annuity Insurance

Company

By: /s/ Thomas Gleason

Name: Thomas Gleason

Title: Authorized Signatory

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Jackson National Life Insurance Company

By: PPM America, Inc., as attorney in fact,

on behalf of Jackson National Life Insurance Company

By: /s/ Jacqueline Baum

Name: Jacqueline Baum

Title: Assistant Vice President

Jackson National Life Insurance Company

of New York

By: PPM America, Inc., as attorney in fact,

on behalf of Jackson National Life Insurance Company of New York

By: /s/ Jacqueline Baum

Name: Jacqueline Baum

Title: Assistant Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Pacific Life Insurance Company

By: /s/ Cathy Schwartz

Name: Cathy Schwartz

Title: Assistant Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Voya Private Credit Trust Fund - Goldman Sachs

Voya Private Credit Trust Fund

By: Voya Investment Trust Co., as Trustee

By: /s/ Scott Brown

Name: Scott Brown

Title: Senior Vice President

State Compensation Insurance Fund

By: Voya Investment Management Co. LLC, as Agent

By: /s/ Scott Brown

Name: Scott Brown

Title: Senior Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Transamerica Life Insurance Company

BY: AEGON USA Investment Management, LLC, its investment manager

By: /s/ Josh Prieskorn

Name: Josh Prieskorn

Title: Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Securian Life Insurance Company

Trustmark Insurance Company

BetterLife

Minnesota Life Insurance Company

By: Securian Asset Management, Inc.

By: /s/ Jon Thompson

Name: Jon R. Thompson

Title: Vice President

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Southern Farm Bureau Life Insurance

Company

By: /s/ Bradley Blakney

Name: Bradley Blakney

Title: Director

[Signature Page to Note and Guaranty Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

Farm Bureau Property & Casualty Insurance Company

By: /s/ Michael Warmuth

Name: Michael Warmuth

Title: VP Investments

Farm Bureau Life Insurance Company

By: /s/ Michael Warmuth

Name: Michael Warmuth

Title: VP Investments

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means (a) S&P, Moody’s or Fitch, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Acquisition Asset” means an asset which has not been owned for at least a period of 12 months.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to such first Person, shall include any Person owning or holding 10% or more of any class of voting or equity interests of such Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent.

“Agreement” means this Note and Guaranty Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at the Issuer’s option, assets that (a) previously had been Assets Under Development and (b) have been placed in service for less than 12 months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to 12 months from the time such asset is no longer treated as an asset under development under GAAP, at either (1) Assets Under Development Book Value or (2) 100% of the value of such Asset Under Development determined by dividing (i) 12 months of income from signed leases by (ii) the Capitalization Rate (A) for each Asset Under Development owned by members of the Consolidated Group and (B)

multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 70% of the revenues payable by the tenant. Once an election of clause (2) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership interests in a partnership, limited liability company interests in a limited liability company, any and all equivalent ownership interests in a Person which is not a corporation, partnership or limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means 7.00%, provided that, if a Material Credit Facility uses a “capitalization rate” for determining asset values thereunder that is higher or lower than 7.00%, then the capitalization rate herein shall be the highest capitalization rate then applicable under any Material Credit Facility, provided, further, that in no event may the capitalization rate herein be less than 5.00%.

“Capitalized Lease” of a Person means any lease of property imposing obligations on such Person, as lessee or lessor thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person as lessee under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(a) Securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(b) mutual funds organized under the United States Investment Company Act of 1940 rated “Aam” or “AAm-G” by S&P, “P-1” by Moody’s and “A” by Fitch;

(c) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and “F-1” by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend), provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(d) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than “A-1+” by S&P, and not less than “P-1” by Moody’s and which has a long term unsecured debt rating of not less than “A1” by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend), provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(e) bonds or other obligations having a short term unsecured debt rating of not less than “A-1+” by S&P and “P-1+” by Moody’s and having a long term debt rating of not less than “A1” by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f) repurchase agreements issued by an entity rated not less than “A-1+” by S&P, and not less than “P-1” by Moody’s which are secured by United States government Securities of the type described in clause (a) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(g) short term promissory notes rated not less than “A-1+” by S&P, and not less than “P-1” by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(h) commercial paper (having original maturities of not more than 365 days) rated at least “A-1+” by S&P and “P-1” by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long term unsecured debt obligations rated at least “A1” by Moody’s.

“Change in Control” is defined in Section 8.7(f).

“Change in Control Proposed Prepayment Date” is defined in Section 8.7(b).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Confidential Information” is defined in Section 21.

“Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (a) Net Operating Income from Stabilized Projects for the most recent period of four consecutive fiscal quarters for which the Parent has reported results divided by the Capitalization Rate, plus (b) the Consolidated Group Pro Rata Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent period of four consecutive fiscal quarters for which Parent has reported results divided by the Capitalization Rate, plus (c) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (1) the Net Operating Income for such Acquisition Assets for the most recent period of four consecutive fiscal quarters for which the Parent has reported results (even if the Parent or its Subsidiary or Investment Affiliate did not own such Acquisition Asset for the entire four quarter period) by (2) the Capitalization Rate, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, that Acquisition Asset can no longer be valued using its acquisition cost.

“Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.

“Consolidated Group” means the Parent and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding Capital Stock in such Investment Affiliate held by the Consolidated Group in the aggregate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Market Value” means, as of any date, an amount equal to the sum of:

(a) the Consolidated Capitalization Value as of such date, plus

(b) the value of Unrestricted Cash and Cash Equivalents as of such date, plus

(c) the value of Assets Under Development and 100% of the then-current Book Value of Developable Land, in each case, as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed 10% of the Consolidated Market Value), plus

(d) 100% of the then-current value under GAAP of all First Mortgage Receivables, the value of Mezzanine Debt Investments that are not more than 90 days past due determined in accordance with GAAP and the then-current value under GAAP of Public Equity Securities, in each case, as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed 5% of the Consolidated Market Value), plus

(e) cash from like-kind exchanges on deposit with a qualified intermediary as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (e) shall not exceed 10% of the Consolidated Market Value), plus

(f) the value of Non-Stabilized Projects as of such date, as determined individually for each Non-Stabilized Project, at the then-current Book Value (1) for each Non-Stabilized Project owned by members of the Consolidated Group and (2) multiplied by the applicable Consolidated Group Pro Rata Share, for each Non-Stabilized Project owned by an Investment Affiliate (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed 5% of the Consolidated Market Value); plus

(g) 100% of the then-current Book Value of Passive Non-Real Estate Investments as of such date (provided that the amount included in Consolidated Market Value pursuant to this clause (g) shall not exceed 10% of the Consolidated Market Value);

provided that (i) the amount included in Consolidated Market Value that is attributable to properties not located in the United States shall not exceed 10% of Consolidated Market Value, (ii) the amount included in Consolidated Market Value that is attributable to Investment Affiliates shall not exceed 25% of Consolidated Market Value and (iii) the aggregate amount included in Consolidated Market Value that is attributable to Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development and properties not located in the United States shall not exceed 15% of Consolidated Market Value. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into Capital Stock in the Parent, but provided that there shall be excluded from the calculation of Consolidated Net Income (a) the income (or deficit) of any Person accrued prior to the date it becomes a member of the Consolidated Group and (b) the income (or deficit) of any other Person accrued after the date such Person ceased to be a member of the Consolidated Group.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the property of the Consolidated Group, plus (b) the excess, if any, over $25,000,000, of the sum of (1) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Consolidated Group, determined on a consolidated basis in accordance with GAAP, excluding any Indebtedness of the Issuer or a Subsidiary Guarantor and (2) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, including all the outstanding Indebtedness under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Unsecured Interest Expense” means, for any period, the Consolidated Interest Expense for such period attributable to Consolidated Unsecured Indebtedness.

“Constituent Companies” and “Constituent Company” are defined in the first paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Parent and any of their or the Parent’s respective Controlled Affiliates and (b) if the Parent has a parent company, such parent company and its Controlled Affiliates.

“Debt Rating” with respect to any series of Notes means the debt rating of such series of Notes as determined from time to time by any Acceptable Rating Agency.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of such

Note or (b) 2.00% over the rate of interest publicly announced by Bank of America, N.A, in New York, New York as its “base” or “prime” rate.

“Developable Land” means land which is appropriately zoned, has access to all necessary utilities and has access to publicly dedicated streets.

“Disclosure Documents” is defined in Section 5.3.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, in each case to the extent the foregoing are applicable to the Constituent Companies or any of their respective Subsidiaries or any of their respective properties or Projects.

“Equity Value” means, with respect to a Subsidiary owned by the Parent or one of its other Subsidiaries and in operation for a period of four or more consecutive full fiscal quarters, an amount equal to (a) the sum of net income (or loss) for the most recent four consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (b) the Capitalization Rate, and then minus (c) Indebtedness of such Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four consecutive fiscal quarters, until it or its properties have been owned and operated by the Parent or one of its other Subsidiaries for four or more consecutive full fiscal quarters, “Equity Value” shall mean the Parent’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” is defined in Section 8.7(f).

“Execution Date” is defined in Section 3.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the Execution Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financeable Ground Lease” means each ground lease existing on the Execution Date and listed on Schedule FGL and each ground lease entered into or acquired after the Execution Date that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term (inclusive of any extension options that may be exercised unilaterally by the tenant but exclusive of any other unexercised extension options) of 25 years or more.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

“Financial Undertaking” of a Person means (a) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (b) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Closing” is defined in Section 3.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (a) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (b) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Issuer as a “First Mortgage Receivable” in its most recent certificate delivered pursuant to Section 7.2(a); provided, however, that (1) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (2) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Fitch” means Fitch Investor Services, Inc.

“Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense (but excluding in all cases any make-whole premium, prepayment premium or penalty or other similar amount paid in connection with the prepayment, retirement or defeasance of Indebtedness)

paid in cash, (b) all scheduled principal payments due on account of Consolidated Outstanding Indebtedness (excluding balloon payments), (c) all dividends payable in cash on account of preferred stock of the Parent or preferred operating partnership units of the Issuer or any other Person in the Consolidated Group to a Person other than the Parent or any other Person in the Consolidated Group, (d) all ground lease payments made in cash to the extent not deducted as an expense in calculating Consolidated Cash Flow, (e) Reserve for Replacements and (f) the applicable Consolidated Group Pro Rata Share of any Fixed Charges described in clauses (a) through (e) above of each Investment Affiliate.

“Form 10‑K” is defined in Section 7.1(c).

“Form 10‑Q” is defined in Section 7.1(a).

“Funds From Operations” means, for any period, the sum of (a) Consolidated Net Income for such period, excluding (1) gains (losses) on sales of property, (2) extraordinary or non-recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (3) non-cash income and non-cash charges (including depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (b) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Parent in which the Parent does not directly or indirectly hold a 100% ownership interest, each of clauses (1), (2) and (3) shall exclude the pro rata share of such item attributable to minority interest holders that do not hold operating partnership units convertible into Capital Stock in the Parent.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a) the government of

(1) the United States or any state or other political subdivision thereof, or

(2) any other jurisdiction in which either Constituent Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of either Constituent Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (4) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes or pollutants of any nature regulated pursuant to any Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.3(e).

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including any repurchase obligation or liability of such Person with respect to Securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c)

any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or constituting purchase money indebtedness, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all accrued and unpaid reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any Net Mark-to-Market Exposure, (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (i) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group) with respect to any other item of Indebtedness pursuant to this definition.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the Capital Stock, notes, debentures or other Securities of any other Person made by such Person. For the avoidance of doubt, an Investment shall not include any Security of any Person that is convertible into, exchangeable for or exercisable into or an option to purchase the Capital Stock of the Parent.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investor Presentation” is defined in Section 5.3.

“Issuer” is defined in the first paragraph of this Agreement

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Parent and its Subsidiaries, taken as a whole, (b) the ability of either Constituent Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Parent and its Subsidiaries:

(a) the Credit Agreement dated October 1, 2024 by and among the Parent, the Issuer, the several lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b) the Note Purchase Agreement dated as of June 26, 2025 by and among the Constituent Companies and the purchasers listed in the Purchaser Schedule thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(c) the Term Loan Agreement dated as of July 15, 2025 by and among the Parent, the Issuer, the several lenders from time to time party thereto, and PNC Bank, National Association, as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(d) any other agreement(s) creating or evidencing indebtedness for borrowed money (other than Nonrecourse Indebtedness) entered into on or after the Execution Date by the Parent or any of its Subsidiaries, or in respect of which the Parent or any of its Subsidiaries is an obligor or otherwise provides a Guarantee Obligation or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Subsidiary” means any Subsidiary of a Constituent Company having more than $40,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which a Constituent Company’s proportionate share of the Equity Value of such Subsidiary exceeds $40,000,000).

“Maturity Date” is defined in the first paragraph of each Note.

“Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the sum of (a) either (1) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated

Group, or (2) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, as applicable, plus (b) any senior debt encumbering such real estate and which has been designated by the Issuer as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess, if any, of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. For purposes hereof, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions minus (iii) the Reserve for Replacements for such Project as of the end of such period.

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary non-recourse exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership, gross negligence or willful misconduct until a claim is made with respect thereto, and then in the event of any such claim only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specified assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Stabilized Projects” means, as of any date of determination, all Projects owned by the Consolidated Group and the Investment Affiliates that have a negative Net Operating Income for the most recently ended period of 12 months, but excluding Acquisition Assets and Assets under Development. A Project may continue to be treated as a Non-Stabilized Project for up to 18 months from the Execution Date or such later date on which such Project becomes a Non-Stabilized Project; thereafter such Project will be valued at zero until such Project generates positive Net Operating Income.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Parent or any Subsidiary primarily for the benefit of employees of the Parent or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Obligations” is defined in Section 13.1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” of any Person means a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“Ownership Share” means, with respect to any non-Wholly Owned Subsidiary, the percentage of the total ownership interests held by the Consolidated Group in the aggregate in such non-Wholly Owned Subsidiary determined by calculating the greater of (a) the percentage of the issued and outstanding Capital Stock in such non-Wholly Owned Subsidiary held by the Consolidated Group in the aggregate and (b) the percentage of the total Book Value of such non-Wholly Owned Subsidiary that would be received by the Consolidated Group in the aggregate upon liquidation of such non-Wholly Owned Subsidiary, after repayment in full of all Indebtedness of such non-Wholly Owned Subsidiary Affiliate.

“Parent” is defined in the first paragraph of this Agreement.

“Parent Guaranty” is defined in Section 2.2.

“Passive Non-Real Estate Investments” means Capital Stock in or debt of entities not primarily involved in commercial real estate development or ownership.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Liens” means, with respect to either Constituent Company or any of their respective Subsidiaries, any of the following:

(a) Liens for taxes, assessments or governmental charges or levies on the property of such Person if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on such Person’s books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person’s books;

(c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Constituent Companies or their respective Subsidiaries; and

(e) Liens other than Liens described in subsections (a) through (d) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of either Constituent Companies covenants herein.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent or any ERISA Affiliate or with respect to which the Parent or any ERISA Affiliate may have any liability.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for a series of Notes, which (a) sets forth the Debt Rating for such series of Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Global Services in respect of such series of Notes, (c) addresses the likelihood of payment of both principal and interest on such series of Notes (which requirement shall be deemed satisfied if either (1) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Issuer’s ability to make timely payment of principal and interest on the Notes or a similar statement or (2) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of such series of Notes as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the relevant series of Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for such series of Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

“Project” means any real estate asset owned by the Parent or any of its Subsidiaries or any Investment Affiliate and operated or intended to be operated as a retail, office, residential or industrial property.

“property” or “properties” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person

“PTE” is defined in Section 6.3(a).

“Public Equity Securities” means equity Securities of entities primarily involved in commercial real estate development or ownership and of a class which is registered pursuant to Section 12 of the Exchange Act or any similar regulation or law under any other jurisdiction, or warrants or other rights exercisable for such equity Securities.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Constituent Companies and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.3(d).

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by either Constituent Company or any Subsidiary Guarantor which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time (a) after the Execution Date and prior to the First Closing, the Purchasers, (b) after the First Closing and prior to the Second Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either Constituent Company or any of its Affiliates) and the Purchasers of the Notes to be issued at the Second Closing and (c) on or after the Second Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either Constituent Company or any of its Affiliates).

“Reserve for Replacements” means, for any period and with respect to any Project, an amount equal to (a) the aggregate square footage of all completed and owned space of such Project times (b) $0.15 times (c) the number of days in such period divided by (d) 365. If the term “Reserve for Replacements” is used without reference to any specific Project, then it shall be determined on an aggregate basis with respect to all Projects and the applicable Consolidated Group Pro Rata Share of all Projects of all Investment Affiliates.

“Responsible Officer” with respect to any Person means any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Cash Collateral” means restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor or counterparty with respect to any Indebtedness owed to such lender, creditor or counterparty.

“Restricted Payment” means any dividend or other distribution (whether in cash, Securities or other property) with respect to any Capital Stock in the Parent, or any payment (whether in cash, Securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Parent or any option, warrant or other right to acquire any such Capital Stock in the Parent, or any transaction that has a substantially similar effect.

“S&P” means S&P Global Ratings.

“SEC” means the Securities and Exchange Commission of the United States.

“Second Closing” is defined in Section 3.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” with respect to any Person means the chief financial officer, principal capital markets officer, principal accounting officer, treasurer or comptroller of such Person.

“Series 2025-C Notes” is defined in Section 1.

“Series 2026-A Notes” is defined in Section 1.

“Source” is defined in Section 6.3.

“Specified Default” means (a) any Default that has resulted in the acceleration of the Notes in accordance with Section 12.1, (b) any Default of the type described in Sections 11(a), 11(b), 11(c) (solely with respect to a breach of Section 10.6), 11(f), 11(g), 11(h) or 11(i), (c) any Default described in Section 11(d) (solely with respect to a breach of Section 7.1(a), 7.1(b), 7.1(c), 7.1(d) or 7.2) or (d) any other Default of the type described in Section 11(d) (solely with respect to a breach of Sections 10.1, 10.2, 10.5 or 10.7) for which the Required Holders have declared by written notice to the Constituent Companies that the limitations on Restricted Payments set forth in Section 10.7 are applicable.

“Stabilized Project” means a Project which is not (a) an Acquisition Asset, (b) an Asset Under Development or (c) a Non-Stabilized Project.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.9(a)(1).

“Substitute Purchaser” is defined in Section 22.

“SVO” means the Securities Valuation Office of the NAIC.

“Unencumbered Adjusted NOI” means, for any period, Net Operating Income from all Unencumbered Assets for such period.

“Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development, in each case, located in the United States 100% of which is owned by the Parent, the Issuer or any Wholly-Owned Subsidiary of the Issuer in fee simple, in a condominium structure (provided that, the documents governing such condominium structure do not (1) prohibit or otherwise limit the ability of the Parent, the Issuer or the applicable Wholly-Owned Subsidiary to place a Lien on or to sell or otherwise dispose of the Project or Asset Under Development subject to the condominium structure or (2) impede the ability of the Parent, the Issuer or applicable Wholly-Owned Subsidiary from transferring the Project or Asset Under Development) or ground leased by the Parent, the Issuer or a Wholly-Owned Subsidiary (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens.

(a) No Project or Asset Under Development will be an Unencumbered Asset if the Parent, the Issuer, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between the

Issuer and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (1) any agreement governing Indebtedness and (2) if applicable, the organizational documents of the Parent, the Issuer, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Parent, the Issuer, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon, or to sell, transfer or otherwise dispose of, that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including any negative pledge or similar covenant or restriction.

(b) No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Liens set forth in clauses (a) through (d) of the definition of Permitted Liens) on such assets or Capital Stock upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).

(c) No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (1) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (2) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees, provided that the obligations described in this clause (2) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is then a party to a Subsidiary Guaranty.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor or subject to any reserves, escrow or claim of any kind in favor of any Person and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (a) 100% of its then-current Book Value for any such items owned by a member of the Consolidated Group or (b) the applicable Consolidated Group Pro Rata Share of its then-current Book Value for any such items owned by an Investment Affiliate.

“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person, except that (a) all Recourse Indebtedness that is secured only by a Lien on Capital Stock shall be treated as Unsecured Indebtedness and (b) the amount of any Indebtedness secured solely by Restricted Cash Collateral shall be treated as Unsecured Indebtedness.

“United States” or “U.S.” means the United States of America.

“United States Person” has the meaning set forth in section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Value of Unencumbered Assets” means, as of any date, the sum of:

(a) the amount determined by dividing the Net Operating Income for each Stabilized Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) for the immediately preceding four full fiscal quarters by the Capitalization Rate, plus

(b) cash of the Parent, the Issuer or a Wholly-Owned Subsidiary of the Issuer from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (b) shall not exceed 10% of the total Value of Unencumbered Assets, plus

(c) the value of Unrestricted Cash and Cash Equivalents of the Parent, the Issuer and the Issuer’s Wholly-Owned Subsidiaries, plus

(d) the value of Assets Under Development and the then-current Book Value of Developable Land, in each case, which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (d) shall not exceed 5% of the total Value of Unencumbered Assets, plus

(e) the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value, plus

(f) the value of each Non-Stabilized Project that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Market Value, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (f) shall not exceed 5% of the total Value of Unencumbered Assets.

At no time shall the aggregate amount added to Value of Unencumbered Assets (i) subject to a ground lease exceed 15% of the total Value of Unencumbered Assets or (ii) described under clauses (b) or (d) hereof exceed 15% of the total Value of Unencumbered Assets. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

For the avoidance of doubt, no Value of Unencumbered Assets shall be attributable to Subsidiaries of the Parent which are not members of the Consolidated Group.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization one hundred percent (100%) of the Capital Stock having ordinary voting power of which shall at the time be so owned or controlled. Unless the context otherwise clearly requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a Wholly-Owned Subsidiary of a Constituent Company.

Form of Series 2025-C Note

Curbline Properties LP

4.90% Guaranteed Senior Note, Series 2025-C, Due January 20, 2031

No. 2025-CR-__ __________ __, 20__

$___________ PPN: 23134@ AC3

For Value Received, the undersigned, Curbline Properties LP (herein called the “Issuer”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to ____________, or registered assigns, the principal sum of _____________________ Dollars (or so much thereof as shall not have been prepaid) on January 20, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 4.90% per annum from the date hereof, payable semiannually, on the twentieth day of January and July in each year, commencing with the [January 20th or]1 July 20th next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.90% or (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guaranty Agreement dated as of November 12, 2025 (as from time to time amended, the “Note Agreement”), between the Issuer, Curbline Properties Corp., a Maryland corporation (the “Parent”), and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Section 21 of the Note Agreement and (b) made the representation set forth in Section 6.3 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Agreement.

1 To be included in Series 2025-C Notes issued after January 20, 2026.

Schedule 1(a)
(to Note and Guaranty Agreement)

This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.

The payment by the Issuer of the principal of, interest on, and Make-Whole Amount, if any, on this Note is guaranteed by the Parent as provided in Section 13 of the Note Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Curbline Properties LP.

By

Name:

Title:

1(a)-2

Form of Series 2026-A Note

Curbline Properties LP

5.13% Guaranteed Senior Note, Series 2026-A, Due January 20, 2033

No. 2026-AR-__ __________ __, 20__

$___________ PPN: 23134@ AD1

For Value Received, the undersigned, Curbline Properties LP (herein called the “Issuer”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to ____________, or registered assigns, the principal sum of _____________________ Dollars (or so much thereof as shall not have been prepaid) on January 20, 2033 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 5.13% per annum from the date hereof, payable semiannually, on the twentieth day of January and July in each year, commencing with the January 20th or July 20th next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 7.13% or (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guaranty Agreement dated as of November 12, 2025 (as from time to time amended, the “Note Agreement”), between the Issuer, Curbline Properties Corp., a Maryland corporation (the “Parent”), and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Section 21 of the Note Agreement and (b) made the representation set forth in Section 6.3 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Agreement.

This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note

Schedule 1(b)

(to Note and Guaranty Agreement)

for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.

The payment by the Issuer of the principal of, interest on, and Make-Whole Amount, if any, on this Note is guaranteed by the Parent as provided in Section 13 of the Note Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Curbline Properties LP.

By

Name:

Title:

1(b)-2